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                                                                   EXHIBIT 11.2


                      BRISTOL HOTEL COMPANY (PREDECESSOR)
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                PER SHARE
                                                             NET EARNINGS        SHARES           AMOUNT
                                                           ---------------       ------         ---------
                                                           ($ in thousands)
For the period January 1, 1998, through July 27, 1998:
    Income before extraordinary item per share                $ 15,261         44,379,739        $   0.34
    Effect of options                                               --            814,744
                                                              --------         ----------
    Income before extraordinary item per
       share, assuming dilution                               $ 15,261         45,194,483        $   0.34
                                                              ========         ==========

    Net loss per share                                        $(10,428)        44,379,739        $  (0.23)
    Effect of options                                               --            814,744
                                                              --------         ----------
    Net loss per share, assuming dilution                     $(10,428)        45,194,483        $  (0.23)
                                                              ========         ==========

For the year ended December 31, 1997:
    Income before extraordinary item per share                $ 33,214         37,359,364        $   0.89
    Effect of options                                               --            972,938
                                                              --------         ----------
    Income before extraordinary item per
       share, assuming dilution                               $ 33,214         38,332,302        $   0.87
                                                              ========         ==========

    Net income per share                                      $ 20,473         37,359,364        $   0.55
    Effect of options                                               --            972,938
                                                              --------         ----------
    Net income per share, assuming dilution                   $ 20,473         38,332,302        $   0.53
                                                              ========         ==========

For the year ended December 31, 1996:
    Income before extraordinary item
       per share                                              $ 17,749         24,848,760        $   0.71
    Effect of options                                               --            677,653
                                                              --------         ----------
    Income before extraordinary item per
       share, assuming dilution                               $ 17,749         25,526,413        $   0.70
                                                              ========         ==========

    Net income per share                                      $ 17,749         24,848,760        $   0.71
    Effect of options                                               --            677,653
                                                              --------         ----------
    Net income per share, assuming dilution                   $ 17,749         25,526,413        $   0.70
                                                              ========         ==========



         Earnings per share have been retroactively adjusted for the effect of stock splits.